Exhibit 99.1

DELPHAX ANNOUNCES $5.4 MILLION PURCHASE ORDER FROM HARLAND CLARKE

MINNEAPOLIS, Aug. 29, 2008-Delphax Technologies Inc. (Pink Sheets:DLPX.PK) announced today that it has accepted a $5.4 million purchase order for consumable supplies and equipment parts from Harland Clarke Corp., the largest user of Delphax's Imaggia sheet-fed digital print system.

The company expects to ship the parts and supplies under the order and recognize revenue over the first two quarters of fiscal 2009. Delphax provides full maintenance, consumables, spare parts and other support-related services for the Imaggia presses under an existing service and supply contract with Harland Clarke that runs through Dec. 31, 2011. The company does not expect this order to affect the volume of goods and services it is providing to Harland Clarke under the service and supply contract.

The Imaggia is the most advanced printing system with features and functionality aimed at the needs of the high-volume security-printing industry. With models that feature document throughput of 300 8.5x11-inch pages per minute, the Imaggia boasts the world's fastest digital sheet-fed capability.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. The company's common stock is currently quoted over the counter under the symbol DLPX.PK. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

# # #
CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000